September 22, 2017

Micah Young
707 California Oak Drive
Vista, CA 92081

Dear Micah:
It is with great pleasure that we extend this formal offer to you to join Masimo as Executive Vice President, Chief Financial Officer, reporting to Joe Kiani, Chairman and CEO. You will be assigned to our Irvine office located at 52 Discovery, Irvine, CA 92618. If you accept this offer, we would like you to begin on October 16, 2017.
The purpose of this letter is to offer you employment with Masimo on the terms and conditions set forth below:

Annual Salary:	You will be paid a bi-weekly salary of $14,038.46 which equates to $365,000 annually.

Bonus Potential:
You will be eligible to receive a bonus of up to 50% of your salary (subject to increase not to exceed 100% of your base salary), depending on company, department, and individual performance, in accordance with the Company’s Bonus Plan. Your eligibility for a bonus will begin for fiscal year 2018 (for a potential bonus payable in 2019). Under the Bonus Plan, employees must be employed on the bonus payment date in order to receive their bonus.

Benefits:
You will be eligible for health/dental and other insurance coverage, participation in the Company’s 401(k) plan, and paid vacation, holiday and sick leave. These benefits will be provided in accordance with the plan documents or applicable Company policy. Insurance coverage will begin the first day of the first month after your employment begins.

You will be eligible to receive options under Masimo’s Equity Incentive Plan as determined by the Board of Directors. If you accept this employment offer, it will be recommended that the Board grant you an option to purchase 50,000 shares of Common Stock, vesting 20% per year over five years with an exercise price equal to the fair market value of Masimo’s Common Stock at the time the option is granted.
In addition to the other compensation and benefits specified in this offer letter, Masimo will provide you a sign on bonus of $100,000, subject to applicable taxes and withholdings, payable on the first Company payroll date after your first month of full-time employment at Masimo. Masimo will also reimburse you up to $200,000 for any compensation previously paid to you by your current employer that you must repay as a result of you accepting this offer and becoming an employee of Masimo. If you voluntarily terminate your employment with Masimo prior to October 16, 2020, you will be required to repay both the $100,000 sign on bonus and any of the $200,000 reimbursed by Masimo within 30 days.
This offer is contingent upon you (1) signing and returning the Masimo Employee Confidentiality Agreement, (2) successfully passing the Company’s background check, reference check and drug screening processes, (3) confirming in writing that you are not under any contractual or legal restrictions with a previous employer that may impair your ability to perform your duties for Masimo, and (4) providing proof of identity and legal authorization to work in the United States. You are encouraged to discuss any of the attached documents with your own advisor to the extent you desire.

Employment with Masimo is not for a specific term and is “at-will”, meaning that either you or the Company may terminate the employment relationship at any time, with or without notice and with or without any reason.
This letter sets forth all the material terms of our offer of employment, and it supersedes all prior offers, agreements and discussions about employment that you may have had with any employee of the Company, whether written or oral. Any modification or amendment must be in writing signed by both you and an officer of the Company.
Please confirm your acceptance of this offer and agreement to the terms of this letter by signing below and returning the signed original to me. If we have not received your signed acceptance by Monday, September 25, 2017, this offer will be withdrawn.
If you have any questions about our employment offer, please feel free to contact me.
We look forward to you joining our Team.
Sincerely,

Joe Kiani
Chairman and CEO

Accepted and agreed:

/s/ MICAH YOUNG	/s/ SEPTEMBER 22, 2017
Micah Young	Date